Exhibit 10.1

COMMERCIAL LEASE

[NeoGenomics Headquarters, Ft. Myers, Florida]

This Commercial Lease (this "Lease") is made as of the / 13th day of September, 2019, by and between SEAGATE ALICO I, LLC, a Florida limited liability company (the "Landlord"), and NEOGENOMICS LABORATORIES, INC. a Florida corporation (the "Tenant").

RECITALS

A. Landlord is the contract purchaser of that certain approximately 13.72 acres of real property described on Exhibit A attached hereto which real property, along with appurtenant easements, are collectively referred to as the "Land". Landlord intends to develop on the Land two (2) Buildings (each a "Building" and collectively the "Buildings") containing, in the aggregate, up to (but not more than) 150,000 gross square feet of commercial space, up to 100,000 square feet of which may be developed as general office space and the balance of which shall be developed and used as laboratory, warehouse and/or industrial use (as defined in the Lee County zoning code) together with parking and other improvements as generally depicted on the conceptual site plans attached hereto as Exhibit B (collectively the "Site Plan"), all of the foregoing, including the Land, the Buildings and the parking, and other improvements depicted on Exhibit B or otherwise constructed on the Land, hereinafter collectively referred to as the "Premises". The Premises shall be constructed according the Final Base Building Design (as defined in the Development Agreement) and in accordance with the terms of the Development Agreement. The Tenant Improvements (as defined in the Development Agreement) shall be also constructed by Landlord, with the costs of the Tenant Improvements paid by Landlord and Tenant, all in accordance with the terms of the Development Agreement.

B. Tenant desires to lease the Premises from Landlord and Landlord desires to lease the Premises to Tenant, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENTS:

1. DEFINITIONS.

The following terms shall have the meanings set forth in this Section 1, unless the context otherwise requires:

1.1  "Additional Rent" means all sums payable by Tenant hereunder in addition to Base Rent.

1.2 "Base Rent" shall be as defined in Section 5.1 and calculated in accordance with Section 5.1 and EXHIBIT E, attached hereto.

1.3 "Force Majeure" is defined as any act or event that prevents the affected party from performing its obligations including, but not be limited to, the following acts or events that prevent or delay the affected party in the performance of its obligations under this Lease of the Development Agreement: (i) unusually severe weather and natural phenomena, including without limitation, storms, floods, lightning and earthquakes; (ii) fires or other casualty not within the reasonable control of the affected party; (iii) wars, civil disturbances, riots, insurrections and sabotage; (iv) transportation disasters, whether by sea, rail, air or land; (v) strikes or other labor disputes; (vi); material, supply, and/or labor shortages, (vii) vandalism, (viii) delays in the issuance of permits by any governmental agency and (ix) actions or failures to act of a governmental authority, including changes in laws or codes not reasonably foreseeable, that were not voluntarily induced or promoted by the affected party, or brought about by the breach of its obligations.

1.4 "Delivery Date" shall mean and refer to the date that Landlord delivers possession of the Buildings, to Tenant with Landlord's Work (including the Tenant Improvement Work) substantially complete; as used herein, "substantially complete" shall mean completion of Landlord's Work (except for traditional "punch-list items"); provided, however, in the event that substantial completion of the Landlord's Work is delayed beyond the Target Date as a result of a Tenant Delay, then, for purposes of determining the Rent Commencement Date, substantial completion of the Landlord's Work shall be deemed to occur on the date that substantial completion would have occurred (such date being referred to herein as the "Deemed Delivery Date") but for such Tenant Delay.

1.5 "Design and Budget Period" shall mean the period of time commencing on the execution of this Lease and continuing until 5:00 pm EST on October 28th, 2019.

1.6 "Declarations" shall be as defined in Section 3.3, below.

1.7 "Development Agreement" means that certain development agreement executed simultaneously herewith between Landlord and Tenant, a copy of which is attached hereto as Exhibit F, pursuant to which Landlord shall cause the Land to be developed and Buildings to be constructed.

1.8 "Development Density Restriction" shall mean that, without Landlord's consent (which may be withheld at Landlord's sole discretion), the Land may not be developed with more than 150,000 gross square feet of commercial space (up to 100,000 square feet of which may be developed as general office space and the balance of which shall be developed and used as laboratory, warehouse and/or industrial use (as defined in the Lee County zoning code).

1.9 "Event of Default" is defined in Section 20, below.

1.10 "Landlord's Work" is defined in Section 4.1, below.

1.11 "Lease Date" means the date hereof.

1.12 "Lease Year" shall mean each twelve (12) month period of this Lease beginning on the Rent Commencement Date and ending on the day immediately prior to each anniversary thereof; provided, however, if the Rent Commencement Date does not occur on the first day of a month, the first Lease Year shall commence on the Rent Commencement Date and end on the last day of the twelfth full calendar month following the Rent Commencement Date.

1.13 "Permitted Encumbrances" shall mean and refer to those matters identified on Exhibit C, attached hereto.

1.14 " "shall mean any party to this Lease.

1.15 "Rent" means Base Rent and Additional Rent.

1.16 "Rent Commencement Date" shall mean and refer to the earlier of (a) the Delivery Date, or (b) the Deemed Delivery Date.

1.17 "Rentable Area" means the entire rentable square footage of the Buildings which shall be measured by Landlord's Architect based on the final as-built plans for the Buildings, and thereafter promptly confirmed by Landlord and Tenant, in writing, in the form of a supplement to this Lease.

1.18 "Target Date" shall mean July 5, 2021.

1.19 "Tenant Delay" shall be as defined in the Development Agreement.

1.20 "Tenant's Base Contribution" shall mean and refer to the sum of Twenty-Five Million Dollars ($25,000,000) which Tenant shall contribute towards the payment of the Total Project Costs, as set forth more particularly in the Development Agreement. Tenant's Base Contribution shall be in addition to Tenant's financial responsibility to pay for the cost of all Tenant Improvements that exceed the Tenant Improvement Allowance.

1.21 "Term" shall mean and refer to the period of time commencing on the Delivery Date and ending at 11:59 pm EST on the last day of the 20th Lease Year thereafter.

1.22 "Termination Date" means the earlier of the last day of the Term, or the date this Lease is terminated by Landlord pursuant to a right granted hereunder.

1.23 "Total Project Costs" is defined in Exhibit E, attached hereto.

2. LEASE OF PREMISES.

2.1 Demise of the Premises. Subject to the contingency set forth in Sections 2.2 and 2.3, below, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises. Landlord shall deliver possession of the Premises to Tenant pursuant to the terms of Section 4 hereof. Notwithstanding the foregoing, Landlord will not be obligated to deliver possession of the Buildings to Tenant until Landlord has received from Tenant (i) the first installment of Base Rent (provided that Landlord shall have sent Tenant a reminder notice therefor within thirty (30) days prior to the date that Landlord intends to deliver possession) and (ii) a copy of certificates of each insurance policy required to be maintained by Tenant hereunder.

2.2 Purchase Contingency. Tenant acknowledges that, as of the date of this Lease, Landlord is the contract purchaser of the Land, pursuant to that certain commercial contract between Landlord (as the buyer thereunder) and Paul H. Freeman, Trustee (as the "Seller" thereunder) dated May 6, 2019, as amended by Amendment dated June 27, 2019, as may be further amended from time to time (the "Purchase Contract"). Tenant acknowledges that Landlord does not intend to close on the acquisition of the Land until after Final Base Building Design and final plans and specifications for the Shared Infrastructure (both as defined in the Development Agreement) are approved by Tenant and a building permit is available to enable construction of the Buildings to commence. If, for any reason, the Purchase Contract is terminated or if Landlord otherwise does not acquire the Land, then Landlord shall have the right to terminate this Lease, without penalty, by furnishing not less than three (3) days prior written notice thereof to Tenant, in which event any deposits and prepaid rent shall be returned by Landlord to Tenant and the parties hereto shall have no further obligations hereunder. Tenant acknowledges the Land must be included in a re-plat being prepared by Seller (a "Re-Plat"), and that such Re-Plat must be approved by Lee County and recorded by Seller prior to Seller closing on the sale of the Land to Landlord.

2.3 Design and Budget Contingency. Tenant and Landlord acknowledge that as of the execution of this Lease, final plans and specifications for the Landlord Work (including the Tenant

Improvements) have not been completed; consequently, the initial Project Budget attached to the Development Agreement is estimated and based on rough concept plans. Landlord and Tenant agree that if, for any reason, Landlord and Tenant are unable (by no later than the expiration of the Design and Budget Period) to agree upon: (a) plans and specifications for the Landlord Work (including the Tenant Improvement Work) (whether in final form, or -- at the discretion of both parties -- in sufficient form to provide both parties with acceptable comfort as to the status of such plans and the integrity of the budget estimates that are capable of being estimated based on such plans and specifications then available) and any corresponding adjustment to the Target Date, (b) final schedules to be attached to the Development Agreement, or (c) an acceptable updated Project Budget (including any desired increases or decreases to the Tenant's Base Contribution and/or Tenant Improvement Allowance), then in any of such instances, Landlord and Tenant shall each have the right to terminate this Lease (without penalty hereunder) by furnishing written notice thereof to the other party hereto by no later than the expiration of the Design and Budget Period, in which event this Lease shall be of no further force or effect. It is the parties expectations that if the Landlord and Tenant are able to agree upon sufficiently detailed plans and specifications (and an updated Project Budget related thereto) and any corresponding adjustment to the Target Date, such agreement will be memorialized (prior to the expiration of the Design and Budget Period) in the form of an amendment to this Lease and/or the Development Agreement (each in form and content acceptable to Landlord and Tenant, in their respective sole discretion). However, for the avoidance of doubt, the termination of this Lease by either party pursuant to this Section 2.3, shall not affect the obligations of Tenant to reimburse Seagate for pre-development expenses, pursuant to that certain Pre-Development Reimbursement Agreement between Tenant and Seagate dated May 22, 2019, as amended.

3. TERM; USE.

3.1 Term. Landlord hereby leases the Premises to Tenant for the Term.

3.2 Confirmation of Dates. Within thirty (30) days of the Delivery Date, Landlord and Tenant shall execute and deliver to each other a certificate in the form attached hereto as Exhibit D confirming the Delivery Date, the Rent Commencement Date and Termination Date, and such other information as either party shall reasonably request.

3.3 Declarations. Tenant agrees not use the Premises in a manner that would materially violate the terms of (i) that certain Declaration of Easements, Covenants and Operation Obligations recorded under ORI No. 2018000112353 and ORI No. 2018000283447, Public Records of Lee County, Florida, as may be further amended from time to time, (ii) that certain Declaration of Covenants and Restrictions of The North Alico Property Owners' Association as recorded under ORI No. 2005000065896, as amended and/or supplemented under ORI No. 2008000213922, ORI No. 2008000213924, ORI No. 2008000234500, ORI No. 2009000002723, Public Records of Lee County, Florida, as may be further amended from time to time, and (iii) any other declaration of restrictive covenant or deed restriction hereafter recorded against the Land provided that the same does not preclude Tenant from using the Premises for general office and laboratory use, subject, at all times, to the Development Density Restriction (collectively, the "Declarations"), as such Declarations are applicable to tenants occupying the Land. Landlord shall take all actions necessary to comply with the terms of the Declarations.

3.4 Compliance with Laws. Tenant shall not use or occupy or allow the Premises or any part thereof to be used or occupied in contravention of any zoning regulation, Law, Insurance Board Order, certificate of occupancy or other permit covering or affecting the use or occupancy of the Premises or any part thereof, or in any manner which, in Landlord's reasonable judgment, would materially and adversely affect the value of the Premises.

4. DEVELOPMENT OF LAND AND CONSTRUCTION.

4.1 Landlord's Work. Landlord will cause the Land to be developed (including the off-site Shared Infrastructure) and Buildings to be constructed and completed in the manner set forth in the Final Base Building Design and Final Shared Infrastructure Plans and Specifications, and Landlord shall also complete the Tenant Improvement work in accordance with the Final TI Design, all in accordance with and as more particularly described in the Development Agreement and this Lease (collectively, the "Landlord's Work").

Landlord represents and warrants to Tenant that it will diligently pursue the Requisite Approvals and all building permits necessary to perform Landlord's Work in accordance with all applicable laws, rules and ordinances, and will provide true, correct and complete copies of same to Tenant. As used herein, the "Requisite Approvals" shall mean the obtaining by Seller of approval and recording of the Re-Plat, the obtaining by Landlord of a development order to develop the Land in accordance with the Final Base Building Design and Final Shared Infrastructure Plans and Specifications, and the obtaining by Landlord of all other private approvals and all final governmental approvals and permits and other third-party agreements and easements required for the Shared Infrastructure and all appeal periods therefor have expired without appeal or challenge having been made.

5. BASE RENT; LATE CHARGES; TAXES, INSURANCE, ASSOCIATION FEES; UTILITIES; MANAGEMENT FEE.

5.1 Base Rent; 2% Annual Increases. Commencing on and continuing after Rent Commencement Date, Tenant agrees to pay to Landlord annual Base Rent for the Buildings (the "Base Rent") in an amount per annum calculated in the manner as provide below in this Section 5.1 and as further described on Exhibit E, attached hereto. Base Rent shall be payable during each Lease Year in equal monthly installments on the first (1st) day of each calendar month during the Term. The annual Base Rent for the first Lease Year shall be calculated in accordance with Exhibit "E", attached hereto. Thereafter, on the first day of Lease Years 2 through 20 the annual Base Rent shall be increased by two percent (2%) of the Annual Base Rent of the immediately preceding Lease Year.

5.2 Pro-Rated Amounts; Sales Tax; Late Payments. If the Rent Commencement Date and/or the Termination Date is a day other than the first (1st) day of a calendar month, then Base Rent and Additional Rent for any partial calendar month shall be prorated on the basis of the actual number of days in such month. All Base Rent, Additional Rent and any other amounts that become payable from Tenant to Landlord hereunder shall be subject to Florida State sales tax, including any discretionary local sales taxes that may from time to time be levied, all of which shall be paid by Tenant (a) to Landlord at the time each payment due Landlord hereunder is remitted to Landlord or (b) directly to the Florida Department of Revenue (with evidence thereof promptly delivered to Landlord) with respect to sales tax due on any payments of Additional Rent or other sums required to be paid by Tenant hereunder, which Tenant is entitled (by an express provision of this Lease) to pay directly to such third party. Rent shall be paid in full in U.S. Dollars at Landlord's address (which Landlord may change from time to time, upon written Notice to Tenant), without notice or demand, and without abatement, deduction, suspension, offset, counterclaim or defense of any kind or nature whatsoever except as may be specifically allowed herein or pursuant to applicable law. If Tenant fails to pay any installment of Rent within thirty (30) days after the due date (the "Late Payment Date"), then Tenant shall pay to Landlord, without notice or demand, as Additional Rent hereunder, a late payment fee equal to five percent (5%) of the unpaid amount. Tenant acknowledges that such amount is fair and reasonable estimate of the additional costs which Landlord will incur on account of such untimely payment.

        5.3 Payment of Taxes. From and after the Rent Commencement Date, Tenant shall pay as Additional Rent all real estate taxes, assessments and charges levied by any governmental or quasi-governmental authority (including any municipal service districts, special taxing districts, community development districts) upon the Premises and personal property taxes levied against

Tenant's leasehold improvements and/or any other personal property of Tenant located at the Premises or personal property of Landlord located at the Premises and used (by Landlord or Tenant) in the operation, maintenance, repair and/or use of the Premises, as same may be defined by Lee County, Florida, together with all interest and penalties (imposed due to Tenant's fault) thereon, or upon or against any Base Rent or Additional Rent reserved or payable hereunder, or upon or against this Lease or the leasehold estate hereby created, or the gross receipts from the Premises, or the earnings arising from the use thereof, other than (i) franchise, capital stock or similar taxes, if any, of Landlord, or (ii) income, estate, excess profits or other similar taxes upon Landlord's receipts, and/or the receipts of any of the persons who are members of Landlord, if any (unless the taxes referred to in clauses (i) and (ii) are in lieu of or a substitute for any other tax, assessment or charge upon, or with respect to the Premises which, if such other tax, assessment or charge were in effect, would be payable by Tenant, in which event such taxes shall be computed as though the Premises were the only property of Landlord and/or of each such member and the Base Rent payable hereunder the only income of Landlord and/or of each such member). Nothing above is intended to require that Landlord and/or any of the persons who are members of Landlord to submit any more documentation than is necessary to support the receipts from the Premises. Landlord shall request that the proper governmental authority send all tax assessment and charge bills to be paid by Tenant directly to the Tenant, but, if Landlord receives such a bill, it shall forward same immediately to Tenant. Tenant shall pay said taxes, assessments and charges by no later than sixty (60) days prior to the date the same becomes due and payable. Tenant shall notify Landlord of such payment when made which notification shall include copies of the bills paid and evidence of payment, so as to afford Landlord the opportunity to verify the payment. Notwithstanding the foregoing, in the event Landlord's lender requires the taxes payable by Tenant hereunder to be escrowed on a monthly basis, Tenant shall comply with such lender's procedures therefor (and such escrowed monthly payments shall be deemed Additional Rent).

5.4 Proration for Beginning and end of Term. The customary adjustments and apportionments of real estate taxes, assessments and charges shall be made between Landlord and Tenant as of the date of the expiration or earlier termination of this Lease.

5.5 Right to Contest. Tenant, at its cost and expense, and if legally required in the name of Landlord, may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity, or application, in whole or in part, or any assessment upon which a tax will be based, of any tax assessment or charge required to be paid hereunder, or any legal requirement or insurance requirement, provided that neither the Premises nor any part thereof or interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings, and provided further in the case of a legal requirement, Landlord would not be in any imminent danger of any civil or criminal liability for failure to comply therewith, and the Premises would not be subject to the imposition of any lien as a result of such failure. Landlord shall reasonably cooperate with Tenant so long as Tenant pays all out of pocket expenses incurred by reason of such cooperation. Each such contest shall be promptly prosecuted to a final conclusion, and Tenant shall pay and save Landlord harmless against all losses, judgments, decrees and costs, including reasonable attorneys' fees and expenses in connection therewith, and shall promptly, after the final determination of such contest, pay and discharge the amounts which shall be levied, assessed or imposed and deemed to be payable therein, together with all penalties, fines, interest, costs and expenses thereon or in connection therewith. Tenant shall be entitled to all refunds received as a result of such contests, provided Tenant shall have been liable for the payment of such tax, assessment, legal or insurance requirement.

5.6 Payment of Assessments under Declarations. From and after the Rent Commencement Date, Tenant shall pay as Additional Rent the sums necessary to reimburse Landlord for all assessments (whether regular, special, specific or otherwise) levied against the Land pursuant to the Declarations. Tenant shall pay such sums within thirty (30) days of Tenant's receipt of a copy of the invoice issued to Landlord for the applicable assessment.

5.7 Management Fee Payable to Landlord. As Additional Rent, on the first (1st) day of each calendar month during the Term, but beginning on the Rent Commencement Date, Tenant shall pay to Landlord the sum of $2,500 as a management fee to Landlord (the "Management Fee"), prorated for partial months. The Management Fee is an agreed stipulated amount paid by Tenant to Landlord each month, to reimburse Landlord for a portion of the costs and expenses incurred by Landlord in administering this Lease. The monthly amount payable as a Management Fee shall increase on each anniversary of the Rent Commencement Date during the Term by two percent (2%).

6. SIGNS AND ANTENNAE.

6.1 General Restriction. Subject to Section 6.2, below, no awning, canopy, sign, placard, exterior lighting, aerial or antenna shall be placed, affixed or installed on the doors, roof or exterior walls or windows of the Buildings without Landlord's prior written consent, not to be unreasonably withheld, conditioned or delayed. If Landlord gives such consent, Landlord may reasonably regulate the manner of display thereof and may require the temporary removal in the event a Category 2 or higher hurricane is expected to make landfall in Lee County Florida. Landlord may remove, at the sole expense of Tenant, any items installed without Landlord's prior written consent or which are being displayed in an unapproved manner, after providing Tenant with notice and a thirty (30) day period in which to cure same. Upon the Termination Date, Tenant, at its own cost and expenses, shall forthwith remove all signs, placards, awnings, canopies, antennae and aerials and repair any damage to the Buildings resulting from such installation or removal.

6.2 Tenant Responsible for Signage Approvals. Any signs approved by Landlord shall be installed only in accordance with all necessary governmental and quasi-governmental requirements affecting the Premises. Landlord shall pursue, at Tenant's request and cost and expense, any approvals under the Declarations and/or local laws, rules or regulations required to erect any awning, canopy, sign, placard, exterior lighting, aerial or antenna on the Buildings desired by Tenant.

7. MAINTENANCE AND REPAIRS; TENANT'S ALTERATIONS.

7.1 Tenant Responsible for all Maintenance and Repairs. At all times after the Delivery Date and during the Term hereof, the Tenant shall be responsible, at its sole cost and expense, for performing or causing to be performed all maintenance, repairs and/or replacements of all portions of the Premises (including all portions of the Buildings) and keeping the same in good and safe condition and in proper repair, including, without limitation, maintenance, repair and/or replacement of: (a) the roofs of the Building and the foundation and structural walls of the Buildings, (b) structural members of the Buildings such as steel columns, beams and floors, (c) the Buildings' systems (including the heating, ventilation and air conditioning systems, the plumbing systems, the electrical systems and the life-safety systems) (d) the exterior of the Buildings (including annual pressure washing and periodic re-painting), (e) the parking areas, including parking lot lighting, and landscaping of the Premises (including sealing, striping and curbing, and the repair of potholes), (f) dry-detention areas, and (g) all other exterior portions of the Premises, including, without limitation, lawns and landscaping.
Tenant shall be liable for any damages (other than consequential damages) sustained by Landlord resulting from the failure of Tenant to make repairs or replacements for which Tenant is responsible under this Lease after notice to Landlord by Tenant of the need for such repairs and the lapse of a period of time sufficient, with the exercise of reasonable diligence, for the making of such repairs. Landlord shall have the right to make emergency repairs or replacements which are the obligation of Tenant and to charge Tenant therefor. For the avoidance of doubt, Tenant's obligations under this Section 7 shall include replacements or renewals, whether or not characterized as capital improvements. All repairs and replacements shall be at least equal in quality and class to the condition on the Delivery Date.

7.2 HVAC Maintenance Contracts. Tenant shall maintain service contracts (with a licensed HVAC contractor acceptable to Landlord) on all components of the heating, ventilating and air conditioning ("HVAC") system serving the Buildings, including but not limited to changing filters, checking belts and oiling of units. The Tenant shall provide the Landlord with evidence of a service contract upon the commencement of occupancy and annually thereafter. If Tenant refuses or neglects to maintain a service contract, Landlord may contract for such service contract and Tenant shall pay Landlord (by no later than 15 days after written demand) the costs incurred by Landlord thereunder plus twenty percent (20%) for overhead as Additional Rent. Tenant shall provide Landlord with an annual inspection report setting forth the condition of the HVAC system, prepared by the service contractor, annually and prior to surrender of the Premises. Tenant shall promptly undertake all repairs and maintenance described in the annual statement (as well as any repairs otherwise required throughout the Term) and shall provide Landlord written evidence of the completion of such repairs immediately upon completion.

For the making of repairs hereunder, either party shall with respect to repairs to be made by such party have the benefit of any net proceeds of any insurance policies in fact received as a result of any event which necessitated such repairs. Any sum in excess of the amount required to pay for such repairs shall belong to Tenant.

7.3 Alterations. Tenant shall not, at any time during the Term, make any penetrations of or any material alterations to the Buildings to the extent such proposed penetrations or material alterations affect the roofs or other structural elements of the Buildings or the mechanical systems therein, without Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed (so long as such proposed work will not void any unexpired warranties). All alterations, decorations, improvements or additions made to the Buildings or any other portion of the Premises or the attachment of any fixtures or equipment thereto shall be performed at Tenant's sole cost and expense. Landlord, at no cost to it, shall cooperate with Tenant's efforts to obtain any permits or certificates from governmental authorities (or private approvals) required or desirable in connection with the making of any changes, alterations and improvements to the Premises. Tenant shall reimburse Landlord for its out-of-pocket expenses incurred to third party professionals for the review of plans and specifications for any alterations sought to be made by Tenant requiring Landlord's approval hereunder and for the supervising of such alterations. All alterations, improvements, additions or fixtures, whether installed before or after execution of this Lease, shall remain at the Premises at the expiration or sooner termination of this Lease and become the property of Landlord, unless Landlord shall, at the time of providing consent with respect to such alteration, improvement, addition or fixture, have given written notice to Tenant to remove same and repair any damage caused thereby on or before said Termination Date. If Tenant shall fail to so remove same and repair such damage by no later than the Termination Date, Tenant shall reimburse Landlord immediately upon demand for the cost of removing same and repairing any damage to the Premises caused by said removal. In doing any such work of installation, removal, alteration or relocation, Tenant shall use due care to cause as little damage or injury as possible to the Premises and to repair all damage or injury that may occur to the Premises in connection with such work. Any contractors employed by Tenant for any work at the Premises must be properly licensed and approved in writing in advance by Landlord and shall carry workman's compensation insurance, public liability insurance and property damage insurance in amounts, form and content and with companies reasonably satisfactory to Landlord.

8. UTILITY CHARGES.

From and after the Delivery Date, Tenant shall pay directly to any municipal authority or to any public or private provider which shall furnish the same, all the charges for sewage, water, gas, electricity, cable, telephone, internet and/or any other telecommunications provider with respect to all of such utilities available to and/or consumed at or supplied to the Premises, and will comply with all public service and/or municipal authority requirements for the maintenance and continuation of said services. In no event shall Landlord be liable for an interruption or failure in the supply of any such utilities to the Premises.

9. INSURANCE.

9.1 Property and Other Casualty Insurance. Tenant shall at all times during the term of this Lease, at Tenant's sole cost and expense keep the Premises and all Tenant Improvements, insured against loss or damage by fire, windstorm, flood, earthquake, terrorism and all other risks covered by a comprehensive insured perils property form with replacement cost and agreed amount endorsements. The property insurance policy shall include coverage for damage arising from boiler explosion or a mechanical breakdown. Landlord, Landlord's mortgagee and such other parties as Landlord may designate shall be named as additional insured, loss payee and mortgagee, as their interests may appear. Tenant shall also maintain "Business Income and Extra Expense" insurance coverage written on an all risk basis, including flood, windstorm, earthquake and terrorism with limits equal to not less than 100% of all payments due under this Lease for a twelve (12) month period.

Tenant shall timely pay to Landlord the entire deductible amount applicable to any claims under such insurance, as Additional Rent.

9.2 Commercial Liability Insurance. Tenant shall at all times during the term of this Lease purchase and keep in full force and effect a policy of commercial general liability insurance with respect to the Premises and all business operated thereon, with a combined single limit of not less than $1,000,000 per occurrence and $2,000,000 general aggregate, and not less than $1,000,000 for property damage liability. The policies shall name Landlord and Landlord's mortgagee as additional insureds. All policies of liability insurance shall be written on an "occurrence form" and shall include, without limitation, the following coverages or endorsements: Premises/Operations, Products/Completed Operations, Independent Contractors, Personal/Advertising Inquiry and Contractual Liability. A separate, dedicated aggregate shall apply to the Premises. The coverage shall be primary and non-contributing for any claim arising from the Premises. The policy shall provide for the separation of insureds and shall not contain any insured versus insured exclusions. The policy shall also include a waiver of subrogation regarding Landlord.

9.3 Tenant's Contents. Tenant shall be responsible for obtaining such insurance as it may deem advisable for all property located in the Premises. It is understood that Landlord does not insure the risk of loss or damage to Tenant's property. Tenant waives any claim against Landlord and shall hold Landlord harmless from any claim for loss or damage to contents, merchandise, fixtures, equipment or work done by Tenant regardless of the cause of any such damage or loss.

9.4 Worker's Compensation Insurance. Tenant shall obtain and keep in force at all times during the term of this Lease a policy of workers' compensation and employer's liability insurance, in the amounts required by state law. Tenant shall obtain and keep in force Employer's Liability coverage with limits of not less than $1,000,000 per accident. This policy shall include a waiver of subrogation as to Landlord.

9.5 Automobile Liability Insurance. Tenant shall obtain and keep in force Automobile Liability insurance with a combined single limit of not less than $1,000,000 per accident. The policy shall include coverage for hired and non-owned vehicles in addition to vehicles owned by Tenant. This policy shall include a waiver of subrogation as to Landlord.

9.6 Umbrella Liability Insurance. Tenant shall obtain and keep in force Umbrella Liability insurance with a combined single limit of not less than $10,000,000 per occurrence aggregate. Coverage at a minimum shall be excess of General Liability, Automobile Liability and Employer's Liability Coverages and shall, at a minimum, incorporate the same terms and conditions as the primary liability policies.

9.7 Insurance Requirements. Tenant shall provide the Landlord with certificates of insurance evidencing all insurance required by this Lease or if required by Landlord's mortgagee, full copies of the policies, including identification of the Landlord and Landlord's mortgagee as an additional insured, loss payee or mortgagee, as applicable. Evidence of property insurance shall be a certificate on the ACORD 28 form or its equivalent. Landlord or Landlord's mortgagee may from time to time during the term of this Lease increase the above stated coverages or require additional coverages, as Landlord may determine in its reasonable discretion or as required to meet the requirements of Landlord's mortgagee provided the additional coverage is consistent with the insurance coverages maintained on similar buildings by prudent owners in Lee County, Florida. Tenant shall timely pay the entire deductible applicable to any claims under such insurance as Additional Rent. Coverage for the Landlord and Landlord's mortgagee as an additional insured shall be as broad as the coverage for Tenant. All insurance shall be provided by insurers, of recognized national standing licensed or otherwise authorized to do business in Florida, acceptable to Landlord and Landlord's mortgagee and having a rating of A/VIII or better by A.M. Best Company. All policies of insurance required to be maintained by Tenant hereunder shall be endorsed with a provision requiring the insurer to give Landlord at least thirty (30) days written notice prior to any cancellation or change in policy provisions. Nothing in this Section 9 shall prevent Tenant from taking out insurance of the kind and in the amount provided for under this Section 9 under a blanket insurance policy or policies (certificates thereof reasonably satisfactory to Landlord shall be delivered to Landlord) which may cover other properties owned or operated by Tenant as well as the Premises; provided, however, that any such policy of blanket insurance of the kind provided for shall (a) specify therein the amounts thereof exclusively allocated to the Premises or Tenant shall furnish Landlord and Landlord's mortgagee with a written statement from the insurers under such policies specifying the amounts of the total insurance exclusively allocated to the Premises, and (b) not contain any clause which would result in the insured thereunder being required to carry any insurance with respect to the property covered thereby in an amount not less than any specific percentage of the full replacement cost of such property in order to prevent the insured therein named from becoming a co-insurer of any loss with the insurer under such policy; and further provided, however, that such policies of blanket insurance shall, as respects the Premises, contain the various provisions required of such an insurance policy by the provisions of this Section 9.

9.8. Waiver of Subrogation. Tenant hereby releases Landlord (and anyone claiming through or under Landlord by way of subrogation or otherwise), from any and all liability or responsibility for any loss, even if such loss shall have been caused by the fault or negligence of Landlord, anyone for whom Landlord may be responsible or Landlord's contractors or agents.

9.9 Subtenant Insurance. Tenant shall require all subtenants of the Premises to maintain property insurance for the full replacement value of their tenant improvements and personal property and to maintain commercial general liability insurance under the same terms as outlined in Sections 9.2 and

9.7 of this Lease. Tenant shall also require all subtenants to maintain fire legal liability coverage in an amount not less than $300,000.00 with coverage limits being subject to approval by Landlord. Tenant shall require any subtenant in the Premises to waive all rights of subrogation against Tenant, Landlord and all of Landlord's, members, officers, contractors, agents, property managers and employees on the same terms as Section 9.8.

9.10 Lender Requirements. Upon not less than fifteen (15) days prior notice to Tenant, Landlord shall have the right to purchase, at Tenant's expense, any supplemental or additional insurance that may from time to time be required by any lender of Landlord (with respect to the Premises) and in such event, Tenant shall be obligated to reimburse Landlord (as Additional Rent) for the costs and expenses thereof, which reimbursement shall be paid by Tenant to Landlord by no later than thirty (30) days after Tenant's receipt of written demand therefor.

10. INDEMNITY.

10.1 Indemnification of Landlord. Tenant assumes the risk of, and shall defend, indemnify and hold Landlord (including its members, officers, partners, employees, and agents) harmless for, from and against any and all claims, demands, actions, damages, injuries, judgments, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees, disbursements and court costs) arising out of, related to or incurred in connection with any of the following occurring during the Term, and caused in whole or in part by: (a) anything done in, on or about the Buildings by Tenant, its agents or employees (including, without limitation, the making of repairs or Alterations), (b) any failure on the part of Tenant to perform or comply with any of its obligations under this Lease, and/or (c) any negligent, willful, intentional or other tortious act committed by Tenant or any employee, agent, contractor, sub contractor, supplier or vendor of Tenant (each, a "Tenant Party"). Notwithstanding the foregoing, Tenant shall not be required to indemnify Landlord for an intentional bad act of Landlord or any officer, employee or agent of Landlord.

10.2 Indemnification by Landlord. Landlord assumes the risk of, and shall defend, indemnify and hold Tenant (including its members, officers, partners, employees, and agents) harmless for, from and against any and all claims, demands, actions, damages, injuries, judgments, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees, disbursements and court costs) arising out of, related to or incurred in connection with any of the following occurring during the Term, and caused by (a) any failure on the part of Landlord to perform or comply with any of its obligations under this Lease, or (b) any willful, intentional or other tortious act committed by Landlord or its members, officers, partners, employees and agents, prior to the Delivery Date.

10.3 Not Affected by Insurance. The provisions of this Section 10 shall (a) not in any way be affected by the absence in any case of any covering insurance or the failure or refusal of any insurance company to perform any obligation on its part, and (b) shall survive the termination of this Lease.

11. DAMAGE AND DESTRUCTION.

11.1 Destruction of Premises. If either of the Buildings are damaged or partially destroyed by fire or other casualty to the extent of less than one-half of the then cost of replacement thereof above foundation, the same shall be repaired as quickly as is practicable, by Tenant, except that the obligation of Tenant to rebuild shall be limited to repairing or rebuilding of the Building(s) to the condition the same was in immediately prior to such damage or destruction, including all Tenant Improvements. Any cost of repair or reconstruction in excess of available insurance proceeds shall be paid by Tenant. The estimated amount of such shortfall shall be deposited with Landlord or

Landlord's mortgagee prior to the commencement of repairs or reconstruction. If either Building is destroyed or damaged to the extent of one-half or more of the then replacement cost thereof, subject to Tenant's right to terminate this Lease as set forth below, Landlord may elect either:

(a) to require Tenant to restore the Premises; or

(b) to terminate this Lease.

Landlord shall make this election by giving notice in writing to Tenant within ninety (90) days after the date of the damage or destruction. In the event Landlord elects to require Tenant to restore the Premises, any cost of repair or reconstruction in excess of available insurance proceeds shall be paid by Tenant. The estimated amount of such shortfall shall be deposited with Landlord or Landlord's mortgagee prior to the commencement of restoration. In the event the Landlord elects to terminate this Lease, this Lease shall terminate as of the date of such notice, Landlord shall retain any insurance proceeds and Tenant shall pay to Landlord the amount of any deductible.

If either Building is destroyed or damaged to the extent of one-half or more of the then replacement cost of the Building during the last two (2) years of the Lease term, Tenant may terminate this Lease by giving Landlord written notice within thirty (30) days after the date of the damage, stating the termination date, which shall be not less than thirty (30) days after the date of the termination notice, and paying to Landlord at the time of the notice, the amount of any deductible applicable to the insurance coverage for the damage and all insurance proceeds shall belong to Landlord and shall be paid to Landlord to the extent received by Tenant. In the event the amount of the insurance proceeds plus the deductible paid to Landlord (collectively, the "Insurance Proceeds") is less than the amount of any outstanding debt owed by Landlord to its mortgagee which is secured by the Premises together with any fees or penalties imposed due to early payment (collectively, the "Outstanding Debt"), Tenant shall pay to Landlord the difference between the Outstanding Debt and the Insurance Proceeds within twenty (20) days after receipt of written notice of such amount from Landlord. Tenant's obligations hereunder shall survive the expiration or earlier termination of this Lease.

11.2 Rebuilding by Landlord. If Landlord shall undertake to restore or repair the Building, it shall initiate and pursue the necessary work with all reasonable dispatch, in a manner consistent with sound construction methods. All insurance proceeds shall be held by Landlord's mortgagee or a third-party trustee acceptable to Landlord's mortgagee and disbursed to pay the cost of restoration in accordance with such conditions and procedures as Landlord's mortgagee may require.

11.3 No Abatement of Rent Upon Destruction of Premises. Base Rent and Additional Rent shall not be abated or reduced due to the occurrence of any casualty, damage or destruction, either partial or complete, of the Premises.

12. CONDEMNATION.

12.1 Right to Terminate. If at any time during the Term so much of the Office Buildings are taken by condemnation, eminent domain or by agreement in lieu so as to render the remainder unsuitable for Tenant's intended use thereof (a "Taking"), then Tenant shall have the right to elect to terminate this Lease, in which case (a) this Lease shall terminate as of the date of such Taking, and (b) Tenant shall pay all Rent and other amounts due through such termination date, and any payments of Rent and other amounts previously made by Tenant for any period subsequent to such termination date shall, so long as no Event of Default then exists hereunder, be returned to Tenant after first deducting therefrom all amounts owed by Tenant. Whether or not the Lease is terminated, Landlord shall be entitled to the entire award for the fee interest in the Premises, but the Tenant reserves its right to make any claim against the condemning authority for any damages it may suffer for the value of the unexpired portion of the Term, plus loss of trade fixtures, moving expenses and loss of business.

12.2 Abatement. If this Lease has not been terminated after a Taking, a just proportion of the Rent shall abate during such period from the date of Taking if and to the extent that Tenant shall be deprived of possession of any portion of the Premises for the period of restoration thereof. Thereafter, a just proportion of the Rent shall be abated according to the nature and extent of the part of the Building(s) acquired or condemned for the balance of the Term of this Lease. Tenant shall at its cost and expense promptly commence and complete restoration of the Buildings or other portions of the Premises to as nearly as practicable its condition and utility immediately prior to the Taking, except for any reduction in area caused by the Taking.

13. NET LEASE; TRUE LEASE.

13.1 Net Lease. The obligations of Tenant hereunder shall be separate and independent covenants and agreements, and Base Rent and Additional Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events, and the obligations of Tenant hereunder shall continue during the term without setoff, counterclaim, recoupment, abatement, suspension, reduction or defense. This Lease is the absolute and unconditional obligation of Tenant, and the obligations of Tenant under this Lease shall not be affected by any interference with Tenant's use of any of the Premises for any reason, including, but not limited to, the following: (i) any damage to, removal, abandonment, salvage, loss, contamination of or release from, scrapping or destruction of or any requisition or taking of any portion of the Premises or any part thereof by any cause whatsoever, (ii) any condemnation, (iii) any defect in the condition, merchantability, design, construction, quality or fitness for use of the Premises or any part thereof, or the failure of the Premises to comply with any legal requirements, including any inability to occupy or use any such Premises by reason of such non-compliance, (iv) any eviction by paramount title or otherwise, (v) Tenant's acquisition of ownership of any of the Premises other than pursuant to an express provision of this Lease, (vi) any default on the part of Landlord under this Lease or under any other agreement, (vii) any restriction, prevention or curtailment of or interference with the construction on or any use of any portion of the Leased Premises or any part thereof including eviction, (viii) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by Landlord or Tenant, (ix) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Landlord, Tenant or any other person, or any action taken with respect to this Lease by any trustee or receiver of Landlord, Tenant or any other person, by any court, in any such proceeding, (x) any claim that Tenant has or might have against any person, including, without limitation, Landlord or any vendor, manufacturer, contractor of or for any portion of the Premises, (xi) any invalidity or unenforceability or illegality or disaffirmance of this Lease or any provision thereof or hereof against or by Landlord or Tenant, (xii) the impossibility or illegality of performance by Landlord, Tenant or either of them, (xiii) any action by any court, administrative agency or other governmental authority, (xiv) any defect or delay in the construction of the Building or any failure of the Building to be constructed or (xv) any other cause or circumstances whether similar or dissimilar to the foregoing and whether or not Tenant shall have notice or knowledge of any of the foregoing. Tenant hereby specifically waives any and all rights arising from or in connection with any occurrence whatsoever which may now or hereafter be conferred upon it by law (x) to surrender or terminate this Lease or (y) entitle Tenant to any abatement, reduction, suspension or deferment of the Rent.

13.2 True Lease. Landlord and Tenant agree that this Lease is a true lease and does not represent a financing arrangement. Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including income tax filings) in a manner consistent with ''true lease" treatment rather than "financing" treatment.

13.3 Tenant's Obligations Not Effected by Landlord's Bankruptcy. Tenant shall remain obligated under this Lease in accordance with its terms and shall not take any action to terminate, rescind or avoid this Lease, notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Landlord or any action with respect to this Lease which may be taken by any trustee, receiver or liquidator or by any court.

14. DISCHARGE OF LIENS.

14.1 Payment or Transfer to Cash or Bond. If any construction liens or mechanic's liens are recorded against the Premises based upon any act of Tenant or anyone claiming through Tenant, Tenant shall, within thirty (30) days after receipt of Notice thereof, cause such lien to be paid and discharged or shall transfer such lien to cash or bond and cause the same to be discharged of record from the Premises.

14.2 Prohibition on Liens against Landlord's Interest. Notice is hereby given, and Tenant shall cause all construction contracts to which it is a party to so provide, that (a) Landlord shall not be liable for any labor, materials or services furnished or to be furnished at the direction of Tenant, (b) all contractors, materialmen, suppliers and vendors performing any work and/or delivering any materials to the Premises for or on behalf of Tenant shall not look to Landlord, the Premises or any of Landlord's other assets for payment therefor, and (c) no mechanic's, materialmen's or other lien for any such labor, materials or services shall attach to or affect the rights or interests of Landlord in this Lease or to any interest in the Premises or any part thereof or any rentals therefrom.

15. ENTRY ON PREMISES BY LANDLORD

15.1 General. Tenant shall, following reasonable prior notice and accompanied by a representative of Tenant, permit Landlord and its authorized representatives and designees to enter the Premises (including the Buildings) for the purposes of (a) inspecting the same, (b) monitoring Tenant's compliance with the terms and conditions of this Lease, (c) posting notices to protect its rights, (d) to the extent Landlord is obligated to perform under the provisions of this Lease or which may be necessary in case of emergency or by reason of Tenant's failure to make any repairs or perform any work which Tenant is obligated to perform hereunder, and (f) exercising any of its rights or performing any of its obligations under this Lease.

15.2 Showing to Prospects. Landlord and its designees also shall have the right to enter the Buildings at all reasonable times, upon twenty-four (24) hour advance notice and accompanied by a representative of Tenant, for the purpose of showing the Buildings to mortgagees or to prospective purchasers of Landlord's interests in the Buildings or any part thereof and, during the two (2) years prior to the expiration of the Term, for the purpose of showing the same to prospective tenants. In either event described in Sections 15.1 and 15.2, Landlord shall use reasonable efforts to avoid unreasonable interference with Tenant's business.

15.3 No Rise to Claims by Tenant. Subject to the terms of this Lease, Landlord's entry shall be permitted without the same constituting (a) a forcible or unlawful entry into, or a detainer, of the Buildings, (b) a constructive eviction of Tenant in whole or in part, (c) a nuisance, or (d) a breach of this Lease.

16. COMPLIANCE WITH LAWS.

Tenant shall promptly comply (and shall cause the Premises and use thereof to comply), at its own expense, with (a) all present and future legislative, judicial and administrative statutes, codes, laws, acts, ordinances, orders, judgments, decrees, injunctions, decisions, rules, resolutions, restrictions, regulations and requirements (collectively, "Laws") of all federal, state, county, municipal and other governments, and all courts, departments, commissions, boards, bureaus, agencies, authorities, offices, officials and officers thereof ("Governmental Authorities"), and (b) all orders, rules and regulations ("Orders") of the National and Local Boards of Fire Underwriters or any other body or bodies exercising similar functions ("Insurance Boards"), in each case to the extent resulting from the use of the Premises (or any portion thereof) by Tenant or any other Tenant Party.

17. SURRENDER OF PREMISES; HOLDING OVER

17.1 Tenant shall, on the Termination Date, immediately and peaceably quit and surrender the Premises to Landlord or its designee, without fraud or delay, broom clean and in good working order, condition and repair, ordinary wear and tear, Landlord's uncorrected responsibilities and casualty and/or condemnation excepted, free and clear of all tenancies, occupancies, liens, charges, encumbrances and other defects in leasehold title, except those caused by Landlord or to which Landlord has consented in writing. Tenant shall, upon the Termination Date, remove all of Tenant's trade fixtures, equipment and other personal property located on the Premises ("Tenant's Equipment'') from the Premises and completely repair all damage to the Premises or to any part thereof caused by such removal. All Tenant's Equipment which remains on the Premises after the Termination Date conclusively shall be deemed to have been abandoned and Landlord may, at its option (but subject to the rights of third parties), either cause such property to be placed into public storage for Tenant's account, retain the same as its own property or otherwise dispose of the same, in any case at Tenant's sole expense.

17.2 Any holdover after the expiration of the Term shall be construed as a tenancy at sufferance on the same terms and conditions as contained in this Lease, insofar as the same are applicable to a month-to-month tenancy, except that monthly Base Rent and Additional Rent shall be two hundred percent (200%) of the monthly Base Rent and Additional Rent for the last full month of the Term.

18. ASSIGNMENT AND SUBLETTING.

18.1 General Restriction. Except as otherwise provided in this Section 18, Tenant shall not assign this Lease or any right or interest therein without the prior written consent of Landlord. It shall be a condition of any assignment of Tenant's interest in this Lease that the assignee shall execute an instrument in writing unconditionally assuming and agreeing to perform and observe all covenants and conditions to be performed and observed by Tenant under this Lease from and after the effective date of such assignment. For purposes of this Section 18 and except as hereinabove contained, the sole criteria upon which Landlord may base its decision to grant or deny its consent to any assignment shall be as follows: (i) the use to be made of the Premises by the proposed assignee, and (ii) the financial strength of the proposed assignee (which financial strength of such proposed assignee as of the date of the proposed assignment, must be equal to or better than Tenant's financial strength was as of June 30, 2019). Notwithstanding any assignment or subletting by the Tenant under this Lease, the Tenant shall not be released from any obligations of this Lease by virtue of such assignment or subletting.

18.2 Subleasing. Tenant, and its successors and assigns, shall have the unrestricted right to sublet the Premises, in whole or in part, but only for a term or terms which shall expire prior to the expiration of the Term of this Lease, and provided that each such sublease shall be subject and subordinate to the rights of Landlord hereunder.

18.3 Mortgaging of Leasehold Interest. Tenant shall not mortgage or pledge this Lease, or any right or interest therein, without the prior written consent of Landlord. Landlord agrees that if such a lien holder shall give written notice to Landlord of its name and address, together with a copy of the instrument under which such lien holder acquired an interest in the Lease, then Landlord, in the event of Tenant's default, shall give notice to such holder at said address when any notice of default is given to Tenant and shall permit such holder (i) to cure any default of Tenant hereunder and (ii) to enter into a direct lease with Landlord for the remainder of the term of this Lease on the same terms as those set forth in this Lease.

18.4 Use by Related Corporations. Tenant may, without Landlord's written consent, permit any corporations or other business entities which control, are controlled by, or are under common control with Tenant ("Related Corporations") to use or occupy the whole or any part of the Premises for any of the purposes permitted to Tenant. Such use or occupancy shall not be deemed to vest in any such Related Corporation any right or interest in this Lease or in the Premises, nor shall such use or occupancy release, discharge or modify any of Tenant's obligations hereunder.

18.5 Certain Transfers Permitted. Tenant may, upon written notice to Landlord but without Landlord's written consent, assign or transfer its entire interest in this Lease and the leasehold estate hereby created or sublet the whole or any part of the Premises on one or more occasions to a "subsidiary" or "affiliate" of Tenant or to a "successor corporation" of Tenant, as such terms are hereinafter defined. A "subsidiary" of Tenant shall mean any corporation or other business entity not less than 50% of whose outstanding voting stock or beneficial interests shall at the time be owned, directly or indirectly, by Tenant or by one or more of its subsidiaries. An "affiliate" of Tenant shall mean any corporation or other business entity which, directly or indirectly, controls or is controlled by or is under common control with Tenant. A "successor corporation" shall mean (i) a corporation or other business entity into which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation of corporations or other business entities, provided that by operation of law or by effective provisions contained in the instruments for merger or consolidation the liabilities of the corporations or business entities participating in such merger or consolidation are assumed by the corporation or business entity surviving such merger or consolidation; or (ii) a corporation or other business entity acquiring this Lease and the Premises hereby demised, the good-will and all or substantially all of the other property and assets of Tenant or its corporate successors or assigns, and assuming all or substantially all of the liabilities of Tenant or its corporate successors or assigns; or (iii) any successor to a successor corporation or business entity becoming such by either of the methods described above in clauses and (ii). Acquisition by Tenant, or its corporate successors or assigns of a substantial portion of the assets, together with the assumption of all or substantially all the obligations and liabilities of any corporation or business entity, shall be deemed a merger of such corporation or business entity into Tenant for purposes of this Section. Notwithstanding any assignment, transfer or assumption of any obligations by a subsidiary, affiliate or successor corporation, under this Section 18.5, as the case may be, Tenant shall remain liable for the performance of all the terms, conditions and covenants of this Lease, unless Landlord agrees to the contrary in writing.

19. CONVEYANCES OF LANDLORD'S INTERESTS IN THE PREMISES; LANDLORD'S MORTGAGES; SUBORDINATION.

19.1 Subordination.

(a) At Landlord's option, this Lease shall be automatically subordinated to any existing mortgages covering the Premises, any extension or renewal thereof, or to any new mortgages which may be placed thereon from time to time. Tenant shall, by no later than ten (10) days after written request of Landlord, execute whatever instruments may be required by any such lender to confirm and further memorialize such subordination. Tenant Shall, at any time during the term of this Lease, upon request of Landlord's lender, execute any amendments to this Lease reasonably requested by any such lender.

(b) If any mortgage is foreclosed or sold in execution of a judgment, or Landlord's interest under this Lease is conveyed or transferred by deed or assignment in lieu of foreclosure: (i) no person which, as a result of any of the foregoing, has succeeded to the interest of Landlord in this Lease and none of the successors or assigns of such person (any such person, and his, her, or its successors and assigns, being hereinafter called a "Successor") shall be liable for any default by Landlord or any other matter that occurred before the date the Successor succeeded to Landlord's interest in this Lease nor shall the Successor be bound by or subject to any offsets or defenses that Tenant may have against any predecessor in interest of Successor; upon request of any Successor, Tenant shall attorn as Tenant under this Lease subject to the provisions of this subsection (b), to the Successor and shall execute and deliver such instruments as may be necessary or appropriate to evidence such attornment within ten (10) days after receipt of a written request to do so; and (iii) no Successor shall be bound to recognize any prepayment by more than thirty (30) days of any Base Rent, Additional Rent or other sum payable under this Lease or any amendment or modification of this Lease made without the consent of the then current Successor if required under the mortgage held by such Successor.

(c) Tenant agrees to give any such Successor, in the same manner as notices are required to be given under this Lease, a copy of any notice of default served upon the Landlord, provided that before such notice, Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address for giving such notices. Tenant further agrees that if Landlord shall have failed to cure the default within the time provided for in this Lease, then the Successor shall have an additional sixty (60) days within which to cure the default or if the default cannot be cured within that time, then such additional time as may be necessary to cure the default (including, but not limited to, commencement of foreclosure, termination, ejectment, or default proceedings, if necessary, to effect such cure) in which event this Lease shall not be terminated while such remedies are being diligently pursued.

No Restriction on Landlord's Right to Sell or Convey. Nothing contained in this Lease shall be deemed in any way to limit, restrict or otherwise affect Landlord's absolute right at any time and from time to time to convey, sell, assign, encumber or otherwise transfer all or any portion of Landlord's interests in the Premises (subject to this Lease) or to assign, pledge or give a security interest in all or any portion of its interest in this Lease and/or in all or any portion of the Rent.

20. DEFAULT PROVISIONS.

20.1 Defaults by Tenant. Each of the following shall constitute a material breach of this Lease and an event of default by Tenant ("Event of Default") hereunder:

(a) Tenant's failure to pay any installment of Rent within ten (10) days of receipt of Notice of non-payment; or

(b) Tenant violates, breaches or fails to comply with any other term, condition or provision of this Lease, and Tenant fails to cure such violation, breach or non-compliance within thirty (30) days after Notice from Landlord specifying such violation, breach or noncompliance; provided, however, if such violation, breach or non-compliance (excluding the non-payment of any sum due Landlord hereunder) cannot reasonably be cured within such thirty (30) day period and Tenant commences such cure promptly upon receipt of such notice and thereafter diligently and continuously takes such action as may be necessary to effect such cure, then Tenant shall have such longer period of time as may be reasonably necessary to cure such violation, breach or non-compliance, it being understood that the cure provisions of this Subsection 20.l(b) shall not apply to any of the other Events of Default provided for in this Section 20.1; or

(c) If Tenant (a "Debtor") shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent or shall file any petition or answer seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any present or future federal bankruptcy code or any other present or future applicable Law ("Bankruptcy Law"), or shall seek or consent to or acquiesce in the appointment of any trustee, custodian, receiver or liquidator of such Debtor or of all or any substantial part of its properties or of Tenant's interests in the Premises or any portion thereof, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as the same become due; or

(d) If, within ninety (90) days after the commencement of any proceedings against any Debtor seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Bankruptcy Law, such proceedings shall not have been finally vacated and dismissed; or if, within ninety (90) days after the appointment, without the consent or acquiescence of any Debtor, of any trustee, custodian, receiver or liquidator of such Debtor or of all or any substantial part of its property or of Tenant's interests in the Premises or any portion thereof, such appointment shall not have been finally vacated and dismissed; or if, within ninety (90) days after the levying or fixing of any order or writ of execution, warrant, attachment or garnishment against Tenant's interests in the Premises or any portion thereof, or against any Debtor, such order or writ shall not have been finally vacated and dismissed.

20.2 Landlord's Remedies. Upon the occurrence of any Event of Default by Tenant and at any time thereafter, Landlord may (from time to time), but shall not be required to, exercise any one or more of the following remedies, in addition to any others now or hereafter available to Landlord at law or in equity, without such exercise being deemed (a) an acceptance of surrender of the Premises, (b) a discharge of Tenant from liability hereunder, or (c) a termination of this Lease (which only may occur by Landlord's giving the notice referred to in Subsection 20.2(e) below):

(a) Re-enter and repossess the Premises or any part thereof by all lawful means, and dispossess and remove Tenant and all other Persons and property from the Premises, without liability therefor or for any loss or damage occurring in connection therewith and without being deemed guilty of trespass and without prejudice to any remedies which otherwise may be available to Landlord. In no event shall any re-entry be deemed an acceptance of surrender of the Premises and/or this Lease or construed as an election on Landlord's part to terminate this Lease (which only may occur by Landlord's giving the notice referred to in Subsection 20.2(e) below); nor shall it absolve or discharge Tenant from liability under this Lease. Notwithstanding any such re-entry, or reletting pursuant to Subsection 20.2(b) below, Landlord may, at any time thereafter, elect to terminate this Lease for any previous or any future Event of Default.

(b) Attempt to re-let the Premises or any part thereof in the name of Landlord, Tenant or otherwise, for such term or terms (which may be greater or less that the period, which would otherwise have constituted the balance of the Term) and on such conditions (which may include concessions or free rent) as Landlord, in its sole and absolute discretion, may determine, and collect and receive the rent therefor. In no event, however, shall Landlord be under any obligation to re-let the Premises or any part thereof, except that Landlord shall make reasonable efforts to do so and to mitigate its damages, and, subject to the foregoing, Landlord shall in no way be responsible or liable for any failure to re-let or for any failure to collect any rent due upon any such re-letting. Landlord, at Landlord's option, may make such renovations and repairs and other physical changes in and to the Premises as Landlord, in its sole and absolute discretion, considers advisable or necessary in connection with any such re-letting or proposed re-letting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability. In no event shall Tenant be entitled to receive any proceeds of any re-letting, even if they exceed the sums payable by Tenant hereunder.

(c) Bring suit to recover possession of the Premises and/or to collect all Rent and other sums and charges payable by Tenant hereunder and/or to specifically enforce any provision hereof and/or to seek damages.

(d) Collect, by suit or otherwise, each installment of Rent (together with other sums payable by Tenant hereunder) as they became due, and/or any deficiency (the "Deficiency") between the Rent and the net proceeds of any re-letting of the Premises (after first deducting from any re-letting proceeds all of Landlord's expenses in connection with such re entry and/or re-letting, including, without limitation, all repossession costs, brokerage and management commissions, operating expenses, reasonable attorneys' fees and disbursements, alteration costs and other expenses of preparing the Premises for such re-letting). In any proceeding to enforce its rights and remedies under this Lease, Landlord shall be entitled to collect all costs and expenses incurred by Landlord, including, without limitation, attorneys' fees and experts' fees. Landlord shall be entitled to recover all such amounts monthly or as the same shall arise and no suit to collect such amounts for any period shall prejudice Landlord's right to collect such amounts for any prior or subsequent period by a similar proceeding. Alternatively, Landlord shall have the right to accumulate such amounts and sue to recover the same from time to time as Landlord may determine. Except as expressly set forth herein, in no event shall Tenant be entitled to a credit in respect of any proceeds from any re-letting and then only to the extent that such proceeds are actually received by Landlord.

(e) Landlord may enter upon the Premises and take such action, incur such expenses and employ such counsel as may be necessary or desirable therefor, all without waiving or curing Tenant's default in failing to do the same.

(f) Even if Landlord has previously exercised one or more other rights, Landlord may thereafter elect to exercise all other rights enumerated above or otherwise available under this Lease or applicable law, and/or Landlord may give Notice to Tenant stating that this Lease shall terminate on the date specified in such Notice, in which event Tenant shall remain liable for damages as provided in this Subsection 20.2(f). Upon any termination of this Lease, Tenant shall immediately quit and peaceably surrender the Premises to Landlord in the condition required by Section 20.1 above. If Tenant remains in possession or occupancy after termination of this Lease, it shall become a holdover tenant under a tenancy at sufferance. At any time after termination of this Lease, Landlord shall be entitled to recover an amount equal to the sum of (i) all amounts due Landlord hereunder through the termination, together with interest thereon at the lesser of highest lawful rate of interest and 6% per annum, plus (ii) the then present worth (computed on the basis of applying a discount rate of 6% per annum) of the amount by which the Rent during what would have been the balance of the Term exceeds the amount of such rental loss that Tenant proves reasonably could have been avoided, plus (iii) any other sums necessary to compensate Landlord for all of the damages proximately caused by Tenant's failure to perform its obligations hereunder. For the purposes of this Subsection 20.2(e), Additional Rent for each remaining Lease Year during what would have been the balance of the Term shall be deemed to be the amount of Additional Rent payable by Tenant for the most recent twelve full calendar months immediately preceding the termination (or, if there have not been twelve full calendar months following the Rent Commencement Date, for the number of full calendar months since the Rent Commencement Date projected over a twelve month period), prorated for any partial Lease Year. Upon any termination of this Lease, Landlord shall be entitled to retain all monies, if any, previously paid by Tenant as rental advances, security or otherwise, but such monies shall be credited by Landlord against any Rent or other damages to which Landlord is entitled hereunder.

20.3 Waivers by Tenant. Tenant, for and on behalf of itself and all Persons claiming by, through or under Tenant (including, without limitation, Tenant's trustee-in-bankruptcy and all of Tenant's creditors), hereby expressly waives, so far as permitted by law, any and all rights which Tenant and all such Persons have to (a) have a jury determine any issue in dispute between Landlord and Tenant, (b) redeem the Premises or any portion thereof, (c) re-enter or repossess the Premises or any portion thereof, and (d) restore the operation of this Lease after Tenant shall have been dispossessed by a judgment, writ or other court order, or after any re entry or repossession by Landlord, or after any termination of this Lease, whether such dispossession, re-entry or termination shall be by operation of law or pursuant to the provisions of this Lease. The terms "enter", "re-enter", "entry" or "re-entry", as used in this Lease, are not and shall not be deemed to be restricted to their technical legal meanings.

20.4 Application of Funds. If, following the occurrence of any Event of Default hereunder, Landlord elects not to terminate this Lease or if this Lease shall terminate as a result of or while there exists an Event of Default hereunder, any funds (including interest earned thereon, if any) then held by Landlord or a Landlord's mortgagee in which Tenant has an interest may be applied by Landlord for the purposes of curing any Event of Default and/or to pay any damages to which Landlord is entitled hereunder. If this Lease is terminated, the balance remaining, if any, shall be paid to Tenant.

20.5 Defaults of Landlord. Should Landlord be in default under the terms of this Lease, Landlord shall cure such default within thirty (30) days after written notice of such default from Tenant, or in the event such default is of such a character as to require more than thirty (30) days to cure, Landlord shall commence such cure within said thirty (30) days and thereafter use due diligence to cure such default. No purported default by Landlord hereunder shall allow or permit Tenant to recover any damages or create any right of offset, rent abatement or delayed payment of any kind or any delay or avoidance of any performance of any obligations hereunder or to terminate this Lease, and Tenant's sole remedy for a Landlord default shall be an action for specific performance or injunction as the case may be.

21. ESTOPPEL CERTIFICATES. At any time during the Term, each party shall, within ten (10) days after the other party's request, accurately complete, execute and return to the other party an estoppel certificate concerning the status and business terms of this Lease as each party may reasonably request. All such statements and/or certificates may be conclusively relied upon by either party and/or any purchaser, encumbrancer, or lender of a party's interest in the Premises.

22. BROKERAGE. Tenant warrants to Landlord that Tenant dealt and negotiated solely with Landlord for the Lease and with no other broker, firm, company or person, except Cushman & Wakefield I Commercial Property Southwest Florida, LLC and SW Management and Realty, LLC ("Brokers"). SW Management Realty, LLC is an affiliate of Landlord and Seagate. Tenant (for good and valuable consideration) shall indemnify and hold Landlord harmless from and against any and all claims, suits, proceedings, damages, obligations, liabilities, counsel fees, costs, losses, expenses, orders and judgments imposed upon, incurred by or asserted against Landlord by reasons of the falsity or error of its own aforesaid warranty. Landlord shall be solely responsible for all commissions due to Brokers.

23. QUIET ENJOYMENT. Landlord covenants that Tenant, upon paying all Rent as provided herein and upon complying with all of its other obligations hereunder, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term without hindrance or molestation by Landlord or by anyone lawfully claiming by, through or under Landlord, subject, however, to the terms and conditions of this Lease.

24. ADDITIONAL REPRESENTATIONS AND WARRANTIES.

24.1 Tenant hereby represents and warrants to Landlord that (a) the person executing and delivering this Lease on Tenant's behalf has been duly authorized to do so, (b) Tenant has full power, right and legal capacity to enter into this Lease and to fully perform all of its obligations hereunder, (c) if Tenant is other than an individual, the exercise of such rights and powers has been duly authorized by all requisite actions (and consented to by all necessary third parties, if any), and (d) this Lease is binding upon Tenant in accordance with its terms.

24.2 Landlord represents and warrants to Tenant that (a) the person executing and delivering this Lease on Landlord's behalf has been authorized to do so, (b) it has full power, right and authority to enter into this Lease and (subject to Landlord's acquisition of the Land) to fully perform all of its obligations hereunder, (c) the exercise of such rights and powers has been duly authorized by all requisite actions (and consented to by all necessary third parties), (d) this Lease is binding upon Landlord in accordance with its terms, (e) there are no pending or, to the best of its knowledge, threatened condemnation proceedings affecting all or any portion of the Premises, and (:f) upon its acquisition of the Land, Landlord will be the sole owner in fee simple of the Premises.

25. LIMITATION OF LIABILITY. Tenant agrees that (a) the obligations of Landlord under this Lease do not constitute personal obligations of Landlord or of any members, directors, officers, partners or shareholders of Landlord, (b) Tenant and all Persons claiming by, through or under Tenant shall look solely to Landlord's interests in the Premises, and not to any other assets of Landlord or any of its members, officers, directors, partners or shareholders for satisfaction of any liability of Landlord with respect to this Lease, and (c) Tenant shall not seek recourse against any of such members, directors, officers, partners or shareholders or against any of their personal assets or any of Landlord's other assets for such satisfaction.

26. CONSENTS. Each of Landlord and Tenant agrees that with respect to any approval or consent required of it under this Lease as to which such party has expressly agreed that it may not unreasonably withhold or delay such consent or approval, it shall, within thirty (30) days after receipt of any request for consent or approval (except when another response time is specified in this Lease, in which event such other time shall govern), respond in writing either granting or denying the same and, if denied, stating therein with particularity the basis for such denial. Failure to timely deny any such request shall be deemed to be an approval thereof No consent or approval by Landlord or Tenant shall be deemed to waive or render unnecessary such party's consent or approval of any subsequent similar act by the other party.

27. RECORDING. Tenant shall not record this Lease without the written consent of Landlord; however, upon the request of either party hereto the other party shall join in the execution of memorandum or so called "short form" of this Lease for the purpose of recordation. Said memorandum or short form of this Lease shall describe the parties, the Premises and the term of this Lease and shall incorporate this Lease by reference.

28. ENVIRONMENTAL LIABILITIES.

28.1 Unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified:

(a) "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, judgment or order concerning environmental quality, health, environmental hygiene or safety and/or the protection of, or regulation of the discharge of Hazardous Materials into the air, ground or water, including without limitation, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq. ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C., Section 9601 et seq. ("CERCLA"), and the Hazardous Materials Transportation Act, U.S.C. Section 1801, et. seq. ("HMTA"), as all of the foregoing shall be amended from time to time, and all rules, regulations and guidelines promulgated or adopted pursuant thereto.

(b) "Hazardous Materials" means and includes (i) those substances included within the definitions of "hazardous substances", "hazardous materials", "hazardous waste", "toxic substances", "solid waste", "pollutants" or "contaminants" in CERCLA, RCRA, and HMTA, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) any substance the presence of which on the Premises is prohibited or regulated by any Environmental Law, (v) any petroleum, including crude oil, petroleum hydrocarbons or any fraction thereof, and all other petroleum-based products, (vi) underground storage tanks, (vii) any natural gas or natural gas product, (viii) urea formaldehyde foam insulation, (ix) polychlorinated biphenyls, (x) freon and other chlorofluorocarbons, and (xi) any other substance which by any Environmental Law requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment, or disposal.

(c) "Hazardous Materials Contamination" means the dumping, discharge, disposal, release, seepage, emission, leakage, use, manufacture and/or generation of Hazardous Materials in violation of Environmental Law into, from, under, above, around, at, in, or onto, or the contamination of (i) the Buildings, (ii) any other portion of the Premises, (iii) any groundwater, air or other elements under, above, around, at, in, or on the Premises, or (iv) any other property, as a result of Hazardous Materials at any time (whether before or after the date of this Lease) emanating from the Buildings or other portions of the Premises.

28.2 Tenant covenants that is shall not cause (nor permit any Tenant Party to cause) any Hazardous Materials to be dumped, placed, stored, manufactured, generated, held, used, located, leaked, discharged, released, seeped, emitted or disposed of into, from, on, under, above, around, in or at the Premises or any part thereof, in violation of Environmental Law without the prior written consent of Landlord; provided, however, that Landlord hereby consents to Tenant's proper storage (in incidental quantities) and proper use in the Buildings of those supplies which are commonly and routinely used for general office purposes (such as copier toner, liquid paper, glue, ink and common household cleaning materials) and in connection with Tenant's intended use of the Premises, provided such storage and use comply with all laws regulating any such supplies, including, without limitation, all Environmental Laws. Tenant shall provide written notice to Landlord promptly upon Tenant's acquiring knowledge of the improper use, presence or storage of any Hazardous Materials in violation of Environmental Law at, under, above, around, in or on the Premises or any Hazardous Materials Contamination, and shall include with such notice all other information and materials relating thereto. Upon any breach of the first sentence of this Section 28.2, Tenant shall promptly comply with all Environmental Laws requiring the removal, treatment and/or disposal of such Hazardous Materials or Hazardous Materials Contamination and provide Landlord with satisfactory evidence of such compliance.

28.3 Landlord shall have the right (but not the obligation), without in any way limiting Landlord's other rights and remedies under this Lease, to enter upon the Premises and/or to take such other actions as it deems necessary or advisable to investigate, clean up, remove, resolve or minimize the impact of, or otherwise deal with, any actual or suspected breach by Tenant of its obligations under this Section 28. All costs and expenses incurred by Landlord in the exercise of its rights under this Section 28 in the event of such an actual breach shall be payable by Tenant as Additional Rent within thirty (30) days following written demand therefor.

28.4 Tenant shall defend, indemnify and hold harmless Landlord for, from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including, without limitation, diminution in the value of the Premises, remediation expenses, damages for the loss or restriction of use or rentable or useable space or of any amenity of the Premises or any other portion of the Premises, sums paid in settlement of claims, reasonable attorneys' fees, consultant fees, expert fees and costs of investigation) which arise during or after the Term directly or indirectly from Tenant's breach of its obligations under this Section 28. Notwithstanding the foregoing, Tenant shall have no responsibility whatsoever for, and Landlord shall indemnify and hold harmless from and against any and all loss, damages, cost or expense arising out of or relating to (i) any Hazardous Materials Contamination existing prior to the Delivery Date; (ii) any Hazardous Materials Contamination emanating from outside the Premises; and (iii) any Hazardous Materials

Contamination not caused by the act or omission of Tenant or any Tenant Party or by Tenant's breach of this Lease.

28.5 The provisions of this Section 28 shall survive the Termination Date or the earlier termination of this Lease.

28.6 RADON GAS: Radon is a naturally occurring radio-active gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

29. RIGHT OF FIRST OFFER. Provided that no Event of Default shall have occurred and be continuing hereunder, from the Delivery Date and until the first (1s anniversary of the Delivery Date, if Landlord decides to sell the Premises, Landlord will notify Tenant of such decision so that Tenant has an opportunity to submit an offer to Landlord (if Tenant so desires). However, the Tenant is not obligated to purchase the Premises and Landlord is not obligated to sell to or otherwise negotiate with Tenant for a sale of the Premises. This Section 29 only obligates Landlord to notify the Tenant of Landlord's desire to sell Premises (if Landlord elects to sell the Premises during the first year after the Delivery Date) so that Tenant is placed on notice that the Premises is available for sale.

30. MISCELLANEOUS.

30.1 Time Periods. Time is of the essence of this Lease and each and every provision hereof. All references to days hereunder refers to calendar days, however, if the time for the performance of any obligation hereunder expires on a day other than a business day (any day other than a Saturday, Sunday or state or federal legal holiday), the time for performance shall be extended to the next succeeding day which is a business day.

30.2 No Merger Upon Surrender. No surrender or termination of this Lease, other than one occurring at the natural end of the Term, shall operate as a merger of Landlord's and Tenant's estates in the Premises, but instead shall, at Landlord's option, either terminate any or all existing subleases or act as an assignment to Landlord of any or all of the same. There shall be no merger of this Lease nor of the leasehold estate created hereby with the fee estate or any other leasehold estate in or of the Premises by reason of the fact that the same entity may acquire or hold or own: (a) this Lease or such leasehold estate or any interest therein; and (b) the fee estate or ownership of any of the Premises or any interest therein. No such merger shall occur unless and until all persons having any interest in: (a) this Lease or such leasehold estate; and (b) the fee estate or any other leasehold estate in the Premises including, without limitation, Lender's interest therein, shall join in a written, recorded instrument effecting such merger.

30.3 No Partnership. Nothing contained in this Lease shall be deemed or construed as creating a partnership, joint venture, principal and agent, or any other relationship between Landlord and Tenant, other than that of lessor and lessee, or cause Landlord to be responsible in any way for the debts or obligations of Tenant.

30.4 Attorney's Fees. In the event suit is brought or an attorney is retained by either party to this Lease to enforce the terms of this Lease or to collect for the breach hereof or for the interpretation of any provision herein in dispute, the prevailing party shall be entitled to recover, in addition to any other remedy, reasonable attorneys' fees, court costs, costs of investigation and other related expenses incurred in connection therewith.

30.5 Non-Waiver. Landlord's rights, powers and remedies hereunder or at law or in equity are cumulative and non-exclusive, and each may be pursued singularly, consecutively or concurrently with any others. No remedial action taken hereunder by or on behalf of Landlord shall constitute a cure or waiver of, or an election of remedies with respect to, any default hereunder, or waive or modify any notice thereof, or otherwise prejudice any rights, powers or remedies of Landlord hereunder or at law or in equity. Failure or delay of Landlord to exercise any right hereunder or to enforce any breach hereof shall not operate as a waiver of such right or breach or of any other right or breach.

30.6 Integration. This Lease represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties concerning the same. No provision of this Lease shall be waived or altered or otherwise amended except pursuant to an instrument in writing signed by the party to be charged and no consent to any departure by any party from the provisions of this Lease shall be effective pursuant to an instrument in writing signed by the party who is claimed to have so consented and then such consent shall be effective only in the specific instance and for the specific purpose for which given. No course of dealings between the parties shall operate as a waiver.

30.7 Notices. All notices, demands and other communications required or permitted to be given under the terms of this Lease ("Notices") shall be in writing and delivered by hand or sent by nationally recognized overnight delivery service (such as FedEx), addressed as follows:

Notices to Landlord:   Seagate Alico I, LLC
Attn: William G. Price, Jr., Manager
12801 Commonwealth Drive, Unit 12
Fort Myers, FL 33913

Notices to Tenant:   NeoGenomics Laboratories, Inc.
Attn: General Counsel
12701 Commonwealth Drive, Suite 9
Fort Myers, FL 33913

or at such other address as a party may from time to time designate by Notice to the other party. Notice personally delivered shall be deemed given on the date of delivery. Any notice sent by overnight delivery service shall be deemed given one (1) business day following the date such Notice was properly deposited, prepaid, with the delivery service for delivery the following business day.

30.8 Savings Clause. Unenforceability for any reason of any provision of this Lease shall not limit or impair the operation or validity of any other provision of this Lease; provided, however, that in lieu of such unenforceable provision, there shall be added automatically as a part of this Lease a provision as similar in terms to such unenforceable provision as may be possible and be enforceable.

30.9 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Florida.

30.10 Recitals; Headings; Interpretation. The Recitals set forth on page 1, and each Exhibit hereto, are incorporated in this Lease. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Lease. This Lease shall be construed according to its fair meaning and neither for nor against any party hereto irrespective of which party caused the same to be drafted. Each of the parties acknowledges that it has been, or has had the opportunity to be, represented by an attorney in connection with the preparation and execution of this Lease, and that this Lease accurately and completely reflects the reasonable expectations of such party.

30.11 Successors and Assigns. Subject to the provisions of Section 18 above, this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided herein, no person or entity other than the parties hereto shall obtain any rights or benefits under or by virtue of this Lease.

30.12 Execution. This Lease may be executed in counterparts, and any set of counterparts containing original signatures of both Landlord and Tenant shall constitute an original agreement for all purposes.

30.13 Waiver of Technical Defenses as to Execution. Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or make any claim that the Lease is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense.

30.14 Waiver of Jury Trial. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim involving any matter whatsoever arising out of or in any way connected with this Lease, the relationship between Landlord and Tenant, Tenant's use or occupancy of the Buildings, the right to any statutory relief or remedy, or any claim or injury or damage.

30.15 Financial Reporting. Tenant shall deliver to Landlord and Landlord's mortgagee (of which Tenant has notice):

(i) Quarterly Statements. Within sixty (60) days after the end of each quarterly fiscal period in each fiscal year of the Tenant during the Term (other than the last quarterly fiscal period of each such fiscal year), a copy of:

(A) the consolidated balance sheet of the Tenant and its subsidiaries as of the end of such quarter, and

(B) the consolidated statements of income, changes in shareholders' equity and cash flows of Tenant and its subsidiaries, for such quarter, setting forth in each case in comparative form the figures of the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP") or in accordance with international financial reporting standards established by the International Accounting Standards Board ("IFRS"), in either case, applied on a consistent basis with respect to Tenant, and applicable to quarterly financial statements generally, accompanied by a letter from the chief financial officer of Tenant confirming that to the best of Tenant's information and belief the financial statements provided fairly present, in all material respects, the consolidated financial position of the Tenant and its subsidiaries and their consolidated results of operations and cash flows for the fiscal quarter.

(ii) Annual Statements. Within one hundred twenty (120) days of the end of each fiscal year of the Tenant during the Term, a copy of:

         (A) the consolidated balance sheet of the Tenant and its subsidiaries as of the end of such year, and

(B) consolidated statements of income, changes in shareholders' equity and cash flows of the Tenant and its subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP or in accordance with IFRS, in either case, applied on a consistent basis with respect to Tenant and accompanied by a letter from the chief financial officer of the Tenant confirming that to the best of Tenant's information and belief the financial statements provided fairly present, in all material respects, the consolidated financial position of the Tenant and its subsidiaries and their consolidated results of operations and cash flows for the fiscal year.

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IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed and delivered as of the day and year first above written.

WITNESSES:

Witness: /s/Connie L. Campbell
Print Name: Connie L. Campbell
Witness: /s/ Helen Edenfield
Print Name: Helen Edenfield

LANDLORD:
SEAGATE ALICO I, LLC, a Florida limited liability company
By: /s/Matthew Price
Print Name: Matthew Price
Its: Manager

WITNESSES:
Witness: /s/Helen Edenfield
Print Name: Helen Edenfield
Witness: /s/Sherry Terzian
Print Name: Sherry Terzian

TENANT:
NEOGENOMICS LABORATORIES, INC., a Florida Corporation
By: /s/Douglas M. VanOort
Douglas M. VanOort, CEO

EXHIBIT A
DESCRIPTION OF THE LAND

The Land will consist of a portion of Tracts B and C, Florida Gulf Coast Business Center, according to the plat thereof as recorded under ORI No. 2018000283444, Public Records of Lee County, Florida, as generally depicted on the Site Plan attached as Exhibit B, below. A legal description of the Land will be prepared by Landlord at such time as the final site plan is approved, and the Re-Plat has been recorded.

EXHIBIT B
SITE PLAN

EXHIBIT C
PERMITTED ENCUMBRANCES

Declaration of Easements, Covenants and Operation Obligations recorded under ORI No. 2018000112353 and ORI No. 2018000283447, as further amended, all of the Public Records of Lee County, Florida

Declaration of Covenants and Restrictions of The North Alico Property Owners' Association as recorded under ORI No. 2005000065896, as amended and/or supplemented under ORI No. 2008000213922, ORI No. 2008000213924, ORI No. 2008000234500, ORI No. 2009000002723, as further amended, all of the Public Records of Lee County, Florida

Dedications, easements and other matters as set forth and shown on the Plat of Florida Gulf Coast Business Center as recorded under ORI No. 2018000028344, Public Records of Lee County, Florida.

Reservation of undivided 1/2 interest in and to all oil, gas, phosphates below 150 feet in deed recorded in Official Records Book 1234, page 998, Public Records of Lee County, Florida

Deed of Conservation Easement granted in favor of North Alico Property Owners' Association, Inc. as recorded under ORI No. 2007000123331, Public Records of Lee County, Florida.

Notice of Temporary Median Opening as recorded under ORI No. 2007000339852, Public Records of Lee County, Florida

Grant of Public Utility Easement and Right to Convey Utility and Service Provider Easements recorded under ORI No. 2018000191544, Public Records of Lee County, Florida

Access Easement by and between Paul H. Freeman, Trustee and Seagate Alico I, LLC, a Florida limited liability company as recorded under ORI No. Public Records of Lee County, Florida

Billboard lease/easement to be reserved by the Seller pursuant to the Purchase Agreement.
The I-75 signage easement to be reserved by the Seller pursuant to the Purchase Agreement.
The Re-Plat, which must be recorded prior Landlord closing on the Land under the Purchase Agreement.

Any dedications/easements required by any gov't agency in order to obtain permits for and complete Landlord's Work.

A development density and use restriction to be included in the deed from Seller to Landlord (or created by separate instrument in conjunction with Landlord closing on the Land, which will provide that the Land may be developed with one or more buildings containing, in the aggregate, up to (but not more than) 150,000 gross square feet of commercial space, up to 100,000 square feet of which may be developed as general office space and the balance of which shall be developed and used as laboratory, warehouse and/or industrial use (as defined in the Lee County zoning code).

EXHIBIT D

CERTIFICATE OF DELIVERY DATE, RENT COMMENCEMENT DATE, END OF LEASE TERM, AND RENTABLE SQUARE FOOTAGE OF BUILDINGS

Pursuant to the Lease between SEAGATE ALICO I, LLC, a Florida limited liability company, as Landlord, and NEOGENOMIC LABORATORIES, INC., a Florida corporation, as Tenant, dated ______, 2019 (the "Lease"), Landlord and Tenant confirm that Landlord has delivered possession of the Buildings in accordance with the terms of the Lease, as of the day of _______,20_, and that such date shall be the Delivery Date for purposes of the Lease, the Rent Commencement Date is _______, and the Termination Date of the Initial Term is _______. The total Rentable Area of the Buildings ________.

LANDLORD:
SEAGATE ALICO I, LLC
By:
Name:
Title:

TENANT:
NEOGENOMICS LABORATORIES, INC.
By:
Name:
Title:

EXHIBIT E
BASE RENT

1. Annual Base Rent for the 1st Lease Year (with a pro-rated increase if the 1st Lease Year is more than 12 months long) shall be seven and 751100th percent (7.75%) of the actual Total Project Costs paid for by Landlord (either with cash equity or debt financing) (but the actual Total Project Costs used to calculate such rent shall not exceed the Total Cost Cap, as defined below). The "Total Project Costs" shall mean and refer to all costs and expenses incurred by Landlord in acquiring the Land, developing the Land and designing and constructing the Buildings and all other portions of the Landlord's Work, which shall include, without limitation: (i) the Total Land Costs (which includes due diligence and closing costs), (ii) Total Building Costs (which include permitting fees, a 5% general contractors fee for the site-work and infrastructure work to be performed by Seagate, a 4% general contractors fee for the vertical construction of the Buildings (including the Tenant Improvements), a 1% construction management fee, a 5% developer fee (paid on total Land Costs and Building Cost), architectural fees, builders risk and liability insurance), Total Development and Impact Fees (including utility tap-in and connection fees), (iv) Total Soft Costs (which includes, without limitation, architectural and engineering fees, legal fees, real estate taxes, loan fees, commitment fees and all other loan fees and costs charged by the acquisition and/or construction lender(s)), (v) the $30,000.00 lift station reimbursement fee that Landlord must pay the Seller under the Purchase Agreement, (vi) a Tenant Improvement Allowance equal to $33.00 per gross square foot for the main office building and $30.00 per gross square foot of the laboratory Building, and (vii) leasing commissions payable by Landlord and arising out of this Lease. Landlord's and Seagates's books and records evidencing the Total Project Costs shall be subject to the review of Tenant, upon reasonable advance request; it being the parties' expectations that the construction of the Project be conducted in an 'open-book' manner with respect to all costs and expenses. For the avoidance of doubt, for purposes of calculating the Annual Base Rent for the 1st Lease Year, the following amounts shall not be included in "Total Project Costs paid for by Landlord": (a)any portions of the Shared Infrastructure Work for which Landlord receives reimbursement from Seller, and (b) any portions of the Total Project Costs paid for with the Tenant's Base Contribution and any other costs or expenses paid for with Tenant's Share Funds (as defined in the Development Agreement).

2.  For illustrative purposes: Schedule 2 of the Development Agreement, sets forth Landlord's estimated Project Budget for the Total Project Costs, and reflects Landlord's estimate of Total Project Costs of $42,967,033 (the "Total Cost Cap") which, after deducting Tenant's Base Contribution of $25,000,000, reflects that the Total Project Costs paid for by Landlord being $17,967,033 ($9,174,361 for the office building and $8,792,672 for the lab building) [for example calculation purposes only, if the actual Total Project Costs paid for by the Landlord (either with cash equity and/or debt financing) are $17,967,033, then the Annual Base Rent for the first Lease Year (as adjusted pursuant to Section 4 of this Exhibit "E") shall be $1.392.445.06.

3. On the first day of Lease Years 2 through 20 the Annual Base Rent shall be increased by two percent (2%) of the Annual Base Rent of the immediately preceding Lease Year.

4. Landlord and Tenant agree, that for purposes of calculating Base Rent for the 1st Lease Year:

a. The Total Cost Cap shall not be increased except as permitted by sub-section 4(b), immediately, below.

b. the Total Cost Cap shall automatically be increased by:
i. the cost to Landlord of all tenant-requested change orders (it also being acknowledged that all tenant-requested change orders shall include a 4% builder fee charged by Landlord's contractor and a 1% construction management fee charged by Seagate);

ii. Subject to sub-section 4(c), below, the additional costs incurred by Landlord as a result of: uninsured casualty losses, labor and/or material shortages caused by named storms, delays caused by named storms, tariffs, and/or events constituting force majeure under Florida law (collectively, "Unexpected Costs");
iii. Additional costs incurred by Landlord as a result of a Tenant Delay; and
iv. additional costs incurred by Landlord as a result of Tenant's failure to comply with the terms of this Lease, or additional costs resulting from damage to the Work caused by Tenant, its employees, agents and/or contractors.
v. Cost increases related to any components of the Landlord's Work for which final plans and specifications (approved by all requisite private parties) were not available as of July 1st, 2019.

(c) For additional clarity, it is agreed that additional costs incurred by Landlord (if any), for which Landlord is entitled to increase the Total Cost Cap under sub Section 4(b), immediately above, will not necessarily be required to be paid for "out-of-pocket" by Tenant at the time such costs are incurred (such additional costs may, at Landlord's election, be incurred and paid by Landlord if Landlord determines that such additional costs can be absorbed by off-setting saving or other budget contingencies); however, such additional costs will be included in the actual Total Project Costs and, consequently, will result in an increase in the amount of Minimum Rent payable by Tenant hereunder. On the other hand, if Tenant requests a change order that increases the Total Project Costs and cannot (in Landlord's sole discretion) be absorbed by any contingency line item in the Project Budget (meaning that Tenant would be obligated to pay Landlord for .the cost increase associated with such change order, at the time the change order is executed), then the costs of such change order will not be included in the final calculation of Total Project Costs (as such costs were incurred and paid for by Tenant, not the Landlord).

Savings realized by Landlord on the Total Project Costs will reduce the Base Rent for Lease Year 1. However, for the avoidance of doubt, it is acknowledged and agreed that savings realized on one or more components of the Total Project Costs may be used to off-set cost overruns on other components or aspects of the Total Project Costs [in other words, a savings on one or more components of the Project will only reduce the Minimum Rent for Lease Year 1 to the extent that total savings (if any) on various components of the Project exceed the aggregate cost overruns (if any) on any other component(s) of the Project.] Landlord shall provide Tenant a complete accounting of the actual Total Project Costs prior to the final calculation of the Annual Base Rent for the First Lease Year. Provided, however, that if, for any reason, Landlord is unable to prepare a final accounting of the Total Project Costs to Tenant prior to the Rent Commencement Date, then Landlord's good-faith estimate shall be used to calculate an estimated Base Rent payment, and Tenant shall pay Base Rent to Landlord in accordance with the Lease and based upon Landlord's good-faith estimate until such time as the Total Project Costs can be calculated (with Landlord and Tenant cooperating in good faith to perform a final Base Rent calculation for Lease Year 1 as soon as reasonably possible after the Rent Commencement Date; with the party that owes additional rent (or a refund of rent) remitting payment of such "true-up" to the other by no later than fifteen (15) days after such final calculation is made.

EXHIBIT F
DEVELOPMENT AGREEMENT